Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

March 23, 2021

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Mollie Wulff:  763-764-6364

GENERAL MILLS ANNOUNCES PROPOSED SALE OF EUROPEAN YOPLAIT OPERATIONS TO SODIAAL

Growth- and margin-accretive transaction to advance General Mills’ portfolio reshaping strategy

MINNEAPOLIS, Minn. – March 23, 2021 – General Mills (NYSE: GIS) today announced that it has entered into a memorandum of understanding to sell its 51 percent controlling interest in Yoplait S.A.S. to Sodiaal, a leading French dairy cooperative, in exchange for full ownership of the Canadian Yoplait business and a reduced royalty rate for use of the Yoplait and Liberté brands in the United States and Canada. The proposed transaction is expected to close by the end of calendar 2021, subject to appropriate labor consultations, regulatory filings, and other customary closing conditions.

Following completion of the transaction, Yoplait S.A.S. would operate yogurt businesses in France, the United Kingdom, and certain other markets, and manage a network of 28 franchisees manufacturing and distributing Yoplait branded products in more than 40 countries around the world.   Net sales for the Yoplait S.A.S business that would be wholly owned by Sodiaal totaled $740 million in fiscal 2020.  Under the terms of the transaction, General Mills would acquire Sodiaal’s 49 percent ownership interest in Yoplait Canada Holding Co., making the Yoplait Canada yogurt business, which generated $290 million in net sales in fiscal 2020, a wholly owned subsidiary of General Mills.  Following completion of the transaction, General Mills would wholly own yogurt operations in the United States and Canada that generated a combined $1.4 billion in net sales in fiscal 2020 and would distribute Yoplait and Liberté branded products in the United States and Canada on a royalty-free basis.

“With today’s announcement, we’re taking another step toward advancing our Accelerate strategy and further reshaping our portfolio to drive profitable growth for the long term,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “This transaction improves our growth profile, enhances our margins, and creates value for our shareholders.  Additionally, it increases our focus on the brand platforms that have the greatest growth potential.”

“This transaction allows us to accelerate our Europe & Australia segment’s growth by increasing our focus on our advantaged global platforms, including Mexican food, super-premium ice cream, and snack bars,” added Dana McNabb, Group President of General Mills’ Europe & Australia segment.  “At the same time, we are pleased to be returning the European Yoplait business to the brand’s original creator and our trusted partner, Sodiaal.  The General Mills team will work diligently alongside Sodiaal to ensure a smooth transition as this business enters its next chapter.”

About General Mills

General Mills is a leading global food company whose purpose is to make food the world loves. Its brands include Cheerios, Annie's, Yoplait, Nature Valley, Häagen-Dazs, Betty Crocker, Pillsbury, Old El Paso, Wanchai Ferry, Yoki, BLUE and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2020 net sales of U.S. $17.6 billion. In addition, General Mills’ share of non-consolidated joint venture net sales totaled U.S. $1.0 billion.

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